UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 20)*

Turquoise Hill Resources Ltd.

(formerly Ivanhoe Mines Ltd.)

(Name of Issuer)

Common Shares, without par value

(Title of class of securities)

46579N

(CUSIP Number)

Eleanor Evans

Rio Tinto plc

2 Eastbourne Terrace

London W2 6LG

United Kingdom

+44 (0) 20 7781 2058

(Name, Address and Telephone Number of Person Authorised to Receive Notices and Communications)

with copy to:

Thomas B. Shropshire, Jr.

Linklaters LLP

One Silk Street

London EC2Y 8HQ

United Kingdom

+44 (0) 20 7456 3223

July 5, 2013

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.

See § 240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46579N

1	NAME OF REPORTING PERSON. Rio Tinto plc
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (See Item 4)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANISATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 558,528,911 (see Items 3 and 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 558,528,911 (see Items 3 and 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 558,528,911 (see Items 3 and 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 55.5 per cent (see Item 5)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, CO

CUSIP No. 46579N

1	NAME OF REPORTING PERSON. Rio Tinto International Holdings Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (See Item 4)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANISATION England and Wales
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 558,528,911 (see Items 3 and 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 558,528,911 (see Items 3 and 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 558,528,911 (see Items 3 and 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 55.5 per cent (see Item 5)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) HC, CO

CUSIP No. 46579N

1	NAME OF REPORTING PERSON. 7999674 Canada Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒ (See Item 4)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANISATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 558,528,911 (see Items 3 and 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 558,528,911 (see Items 3 and 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 558,528,911 (see Items 3 and 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 55.5 per cent (see Item 5)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 46579N

1	NAME OF REPORTING PERSON. 46117 Yukon Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (c) ☐ (d) ☒ (See Item 4)
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANISATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 558,528,911 (see Items 3 and 5)
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 558,528,911 (see Items 3 and 5)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 558,528,911 (see Items 3 and 5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 55.5 per cent (see Item 5)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

Item 1.	Security and Issuer

This Amendment No. 20 to Schedule 13D amends and supplements the statement on Schedule 13D originally filed by Rio Tinto plc (“Rio Tinto”) and Rio Tinto International Holdings Limited (“RTIH”, and together with Rio Tinto, 7999674 Canada Inc. and 46117 Yukon Inc., the “Rio Tinto Companies”) on November 3, 2006, and amended on September 12, 2007, October 26, 2007, January 7, 2008, April 10, 2008, October 30, 2009, March 4, 2010, July 7, 2010, September 13, 2010, December 14, 2010, February 4, 2011, June 28, 2011, August 24, 2011, September 27, 2011, December 12, 2011, January 26, 2012, April 20, 2012, May 24, 2012, August 2, 2012 and July 3, 2013 (as amended and supplemented, the “Schedule 13D”) with the Securities and Exchange Commission (the “SEC”), relating to the common shares, without par value (the “Shares”), of Turquoise Hill Resources Ltd. (formerly Ivanhoe Mines Ltd.), a corporation continued under the laws of the Yukon Territory, Canada (the “Company”). This Amendment No. 20 is being filed to update the OT Bridge Funding Agreement previously filed as Exhibit Q to the amended Schedule 13D on July 3, 2013.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is supplemented as follows:

OT Bridge Funding Agreement

On June 28, 2013, the Rio Tinto Funding Company entered into the OT Bridge Funding Agreement with the Company, incorporated herein by reference as Exhibit Q. Confidential treatment has been requested for certain portions of the OT Bridge Funding Agreement which have been deemed by the Rio Tinto Companies and the Company to be financially and commercially sensitive. However, information regarding the commitment fee and the front end fee described in the OT Bridge Funding Agreement has since been publicly disclosed. This Amendment No. 20 is being filed to update the version of the OT Bridge Funding Agreement previously filed as Exhibit Q.

Item 7.	Materials to be Filed as Exhibits

Exhibit Number	Description

A	Joint Filing Agreement between Rio Tinto plc, Rio Tinto International Holdings Limited, 7999674 Canada Inc. and 46117 Yukon Inc.

B	Private Placement Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited*

C	Shareholders’ Agreement between Robert M Friedland and Rio Tinto International Holdings Limited*

D	Registration Rights Agreement by and between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited*

E	Amending Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.**

F	Heads of Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.**

*	Filed as an exhibit to the original Schedule 13D on November 3, 2006.
**	Filed as an exhibit to the amended Schedule 13D on September 12, 2007.

Exhibit Number	Description

G	Amending and Additional Rights Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.***

H	Credit Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.***

I	Heads of Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited dated December 8, 2010****

J	Agreement between RTIH and the Government of Mongolia dated June 8, 2011*****

K	Press Release dated August 24, 2011******

L	Private Placement Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited dated January 18, 2012*******

M	Press Release dated January 24, 2012*******

N	Memorandum of Agreement between Rio Tinto plc and Ivanhoe Mines Ltd. dated April 17, 2012********

O	Amending Agreement between Rio Tinto plc and Ivanhoe Mines Ltd. dated May 22, 2012*********

P	Press Release dated July 30, 2012**********

Q	OT Bridge Funding Agreement between Turquoise Hill Resources Ltd. and Rio Tinto South East Asia Limited dated June 28, 2013. Confidential treatment has been requested. Confidential material has been redacted and separately filed with the SEC.

R	Omnibus Amending Agreement between Turquoise Hill Resources Ltd., Rio Tinto International Holdings Limited and Rio Tinto South East Asia Limited dated June 28, 2013***********

***	Filed as an exhibit to the amended Schedule 13D on October 26, 2007.
****	Filed as an exhibit to the amended and restated Schedule 13D on December 14, 2010.
*****	Filed as an exhibit to the amended Schedule 13D on June 28, 2011.
******	Filed as an exhibit to the amended Schedule 13D on August 24, 2011.
*******	Filed as an exhibit to the amended Schedule 13D on January 26, 2012.
********	Filed as an exhibit to the amended Schedule 13D on April 20, 2012.
*********	Filed as an exhibit to the amended Schedule 13D on May 24, 2012.
**********	Filed as an exhibit to the amended Schedule 13D on August 2, 2012.
***********	Filed as an exhibit to the amended Schedule 13D on July 3, 2013.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 9, 2013

Rio Tinto plc

By:	/s/ Eleanor Evans
Signature

Eleanor Evans / Company Secretary
Name/Title

Rio Tinto International Holdings Limited

By:	/s/ Eleanor Evans
Signature

Eleanor Evans / Director
Name/Title

7999674 Canada Inc.

By:	/s/ Julie Parent
Signature

Julie Parent / Corporate Secretary
Name/Title

46117 Yukon Inc.

By:	/s/ Julie Parent
Signature

Julie Parent / Secretary
Name/Title

SCHEDULE A

The response set forth in Schedule A of the Schedule 13D is hereby amended and restated in its entirety with the information below:

Rio Tinto plc

Directors and Executive Officers

Name	Present Principal Occupation	Business Address	Citizenship
Directors

Jan du Plessis	Chairman of Rio Tinto	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Sam Walsh	Chief Executive of Rio Tinto	2 Eastbourne Terrace London W2 6LG United Kingdom	Australia

Christopher Lynch	Chief Financial Officer	2 Eastbourne Terrace London W2 6LG United Kingdom	Australia

Guy Elliott	Senior Executive Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Robert Brown	Company Director	1188 Sherbrooke Street West, Montreal, Quebec H3A 3G2, Canada	Canada

Vivienne Cox	Company Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Michael Fitzpatrick	Company Director	120 Collins Street Melbourne Victoria 3000 Australia	Australia

Ann Godbehere	Company Director	2 Eastbourne Terrace London W2 6LG United Kingdom	Canada and United Kingdom

Richard Goodmanson	Company Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United States of America

Lord Kerr	Company Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Paul Tellier	Company Director	1188 Sherbrooke Street West, Montreal, Quebec H3A 3G2, Canada	Canada

John Varley	Company Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Name	Present Principal Occupation	Business Address	Citizenship
Executive Officers

Hugo Bagué	Group Executive, Organisational Resources	2 Eastbourne Terrace London W2 6LG United Kingdom	Belgium

Preston Chiaro	Group Executive, Technology & Innovation	4700 Daybreak Parkway South Jordan, Utah 84095 United States	United States of America

Jacynthe Coté	Chief Executive of Rio Tinto Alcan	2 Eastbourne Terrace London W2 6LG United Kingdom	Canada

Alan Davies	Chief Executive of Rio Tinto Diamonds & Minerals	2 Eastbourne Terrace London W2 6LG United Kingdom	Australia

Eleanor Evans	Company Secretary	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Andrew Harding	Chief Executive of Rio Tinto Iron Ore	2 Eastbourne Terrace London W2 6LG United Kingdom	Australia

Jean-Sébastien Jacques	Chief Executive of Rio Tinto Copper	2 Eastbourne Terrace London W2 6LG United Kingdom	France

Harry Kenyon-Slaney	Chief Executive of Rio Tinto Energy	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Debra Valentine	Group Executive, Legal and External Affairs	2 Eastbourne Terrace London W2 6LG United Kingdom	United States of America

Rio Tinto International Holdings Limited Directors and Executive Officer

Directors

Michael Bossick	Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Eleanor Evans	Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Dan Larsen	Director	2 Eastbourne Terrace London W2 6LG United Kingdom	United States of America

Ulf Quellmann	Director	2 Eastbourne Terrace London W2 6LG United Kingdom	Germany

Name	Present Principal Occupation	Business Address	Citizenship
Executive Officer

Gemma Aldridge	Secretary	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

7999674 Canada Inc. Directors and Executive Officers

Directors

Jocelin Paradis	Director	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

Julie Parent	Director	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

Executive Officers

Jocelin Paradis	President	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

Lawrence Tal	Vice President	2 Eastbourne Terrace London W2 6LG United Kingdom	United Kingdom

Brett Salt	Vice President	2 Eastbourne Terrace London W2 6LG United Kingdom	Australia

Julie Parent	Corporate Secretary	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

46117 Yukon Inc. Directors and Executive Officers

Directors

Jocelin Paradis	Director	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

Executive Officers

Jocelin Paradis	President	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

Julie Parent	Secretary	1188 Sherbrooke Street West Montreal QC H3A 3G2 Canada	Canada

EXHIBIT INDEX

Exhibit Number	Description

A	Joint Filing Agreement between Rio Tinto plc, Rio Tinto International Holdings Limited, 7999674 Canada Inc. and 46117 Yukon Inc.

B	Private Placement Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited*

C	Shareholders’ Agreement between Robert M Friedland and Rio Tinto International Holdings Limited*

D	Registration Rights Agreement by and between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited*

E	Amending Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.**

F	Heads of Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.**

G	Amending and Additional Rights Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.***

H	Credit Agreement between Rio Tinto International Holdings Limited and Ivanhoe Mines Ltd.***

I	Heads of Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited dated December 8, 2010****

J	Agreement between RTIH and the Government of Mongolia dated June 8, 2011*****

K	Press Release dated August 24, 2011******

L	Private Placement Agreement between Ivanhoe Mines Ltd. and Rio Tinto International Holdings Limited dated January 18, 2012*******

M	Press Release dated January 24, 2012*******

N	Memorandum of Agreement between Rio Tinto plc and Ivanhoe Mines Ltd. dated April 17, 2012********

O	Amending Agreement between Rio Tinto plc and Ivanhoe Mines Ltd. dated May 22, 2012*********

P	Press Release dated July 30, 2012**********

*	Filed as an exhibit to the original Schedule 13D on November 3, 2006.
**	Filed as an exhibit to the amended Schedule 13D on September 12, 2007.
***	Filed as an exhibit to the amended Schedule 13D on October 26, 2007.
****	Filed as an exhibit to the amended and restated Schedule 13D on December 14, 2011.
*****	Filed as an exhibit to the amended Schedule 13D on June 28, 2011.
******	Filed as an exhibit to the amended Schedule 13D on August 24, 2011.
*******	Filed as an exhibit to the amended Schedule 13D on January 26, 2012.
********	Filed as an exhibit to the amended Schedule 13D on April 20, 2012.
*********	Filed as an exhibit to the amended Schedule 13D on May 24, 2012.
**********	Filed as an exhibit to the amended Schedule 13D on August 2, 2012.

Exhibit Number	Description

Q	OT Bridge Funding Agreement between Turquoise Hill Resources Ltd. and Rio Tinto South East Asia Limited dated June 28, 2013. Confidential treatment has been requested. Confidential material has been redacted and separately filed with the SEC.

R	Omnibus Amending Agreement between Turquoise Hill Resources Ltd., Rio Tinto International Holdings Limited and Rio Tinto South East Asia Limited dated June 28, 2013***********

***********	Filed as an exhibit to the amended Schedule 13D on July 3, 2013.